March 18, 2008

Mr. Morgan Skinner
President
Tri-State Media Corporation
P O Box 1450
St. George, UT 84771

RE: Letter of Intent for Asset Purchase

Dear Morgan:

The purpose of this letter of intent ("Letter") is to set forth certain nonbinding understandings and certain binding agreements among **GAP Broadcasting II, LLC**, a Delaware limited liability company ("Buyer"), and **Tri-State Media Corporation**, a Utah corporation ("Seller"), with respect to the acquisition by Buyer of substantially all the assets of radio broadcast station KITT(FM), FCC Facility 17436, Soda Springs, Idaho (the "Station"), on the terms and subject to the conditions set forth below (the "Acquisition").

The following numbered paragraphs reflect our understanding of the matters described in them, but do not to constitute a complete statement of, or a legally binding or enforceable agreement or commitment on the part of, Seller or Buyer with respect to the matters described therein:

1. Purchase of Assets.

a. On the terms and subject to the conditions to be set forth in a definitive, legally binding, written agreement to be negotiated and entered into between Buyer and Seller (the "Purchase Agreement"), Buyer will purchase certain of the real and personal, tangible and intangible assets used in the operation of the Station ("Assets"), including, but not limited to, all the following assets: all of the Station's broadcasting equipment, all licenses and authorizations of the Federal Communications Commission ("FCC") for the Station; all leases, contracts and agreements that are assumed by Buyer; including a $1,200.00 per month tower license; documents, files and records, including the local public file; the call letters of the Station and all of its slogans, trade names, service marks, and copyrights; but excluding cash, accounts receivables, contracts and leases not expressly assumed by Buyer. The assets conveyed will include all replacements and additions thereto between the date of this Letter and the closing date, and all assets conveyed shall be free and clear of all liens, encumbrances and debts of any kind (other than customary liens incurred in the ordinary course of business which do not materially detract from the value of the Assets).

b. The Assets also include all of Seller's rights pursuant to an agreement with Sand Hill Media Corp. ("Sand Hill"), the owner of FM broadcast station KQEO, Idaho Falls, Idaho, and other parties, which Seller is currently taking steps to execute (the "Facilities Exchange Agreement").

c. At the closing, Buyer shall pay Seller an aggregate purchase price of $1,300,000 for the Assets.

d. The Purchase Agreement will contain usual and customary Representations, warranties, covenants, conditions and other agreements including but not limited to a tax allocation agreement and material adverse change provisions. In addition, it is expressly understood that the Purchase Agreement will be contingent on: (1) Buyer's ability, pursuant to the Facilities Exchange Agreement, to acquire the station currently owned by Sand Hill, licensed to Idaho Falls, Idaho and operated under call sign KQEO (the "Sand Hill Station"); (2) the Sand Hill Station changing its call sign to KITT and being authorized by the FCC to operate on Channel 300 as a Class C-1 station under the FCC's rules; and (3) Buyer obtaining FCC approval to move station KLLP, Chubbuck, Idaho, which Buyer currently owns, to the Twin Falls, Idaho market.

2. FCC Approval. Within ten (10) business days after the execution of the Purchase Agreement, the parties shall prepare and file with the FCC an assignment application for approval of the Acquisition. The parties shall diligently prosecute said application. The FCC filing fee for such application shall be paid one-half by Buyer and one-half by Seller.

3. Liquidated Damages Escrow. Within ten (10) business days after execution of the Purchase Agreement, Buyers shall deposit cash in the amount of five (5) percent of the agreed purchase price (the "Escrow Deposit"), or Sixty-Five Thousand dollars ($65,000), in escrow with an escrow agent to be agreed upon by Seller and Buyer. The Escrow Deposit and any interest shall be returned to Buyer (a) at closing on the Purchase Agreement or (b) if the Agreement terminates for any reason other than Buyer's material breach. If the Purchase Agreement terminates solely because of a material breach by Buyer, Seller shall be paid the Escrow Deposit as liquidated damages and this shall be Seller's sole remedy for Buyer's breach, and all interest shall be paid to Buyer.

4. Closing. A closing on the Acquisition shall occur at a mutually acceptable time and place after the FCC has granted its consent to the Acquisition, but in no event later than ten (10) business days after the FCC's consent has become a final, unappealable order.

5. Broker. Seller shall be solely responsible for any broker or finder's fee owed to Beth Griffin.

Upon execution of counterparts of this Letter by you, the following lettered paragraphs will constitute the legally binding and enforceable agreement of Buyer and Seller (in recognition of the significant costs to be borne by Buyer and Seller in pursuing this transaction and in consideration of their mutual undertakings as to the matters described therein).

A. Due Diligence/Access. The consummation of the Acquisition is conditioned upon Buyer being satisfied in its sole discretion with the results of a due diligence review of the Station, its operations and the Assets. Without limiting the generality of the foregoing, Buyer's due diligence will include (i) completion of Phase I environmental assessments of all fee simple real property to be acquired, if any, (ii) inspection of the studio and transmitter facilities of the Station, (iii) a review of Seller's FCC licenses and other records, and (iv) a review of all of Seller's material contracts, leases and licenses to be assumed by Buyer. Subject to the terms set forth in paragraph (F) below respecting confidentiality and certain other matters, Seller will afford Buyer's employees, auditors, legal counsel, and other authorized representatives upon reasonable notice all reasonable opportunity and access

during normal business hours to inspect, investigate and audit the Assets, contracts, business and operations of the Station. Buyer will conduct this inspection, investigation and audit in a reasonable manner during regular business hours.

B. Best Efforts. Buyer and Seller shall use their best efforts to negotiate a mutually acceptable definitive Purchase Agreement for approval, execution, and delivery on or before April 22, 2008. Buyer and Seller will thereupon use their best efforts to effect the closing and to proceed with the transactions contemplated by the Purchase Agreement as promptly as is reasonably practicable.

C. Exclusive Dealing. Seller shall not, directly or indirectly, through any manager, member, officer, director, agent, or otherwise, (i) solicit or initiate, directly or indirectly, or encourage submission of inquiries, proposals, or offers from any potential buyer (other than Buyer) relating to the disposition of the Assets or the securities of Seller or any part thereof or (ii) subject to fiduciary obligations under applicable law as advised in writing by counsel, participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, the disposition of the Assets or securities of Seller or any part thereof.

D. Costs. Buyer and Seller will each be solely responsible for and bear all of its own respective expenses, including, without limitation, expenses of legal counsel, accountants, and other advisors, incurred at any time in connection with pursuing or consummating the Purchase Agreement and the transactions contemplated thereby.

E. Public Disclosure. Before the closing, neither Buyer nor Seller shall make any public release of information regarding the matters contemplated herein except (i) that a joint release in agreed form shall be issued by Buyer and Seller as promptly as is practicable after the execution of the Purchase Agreement, (ii) that Buyer and Seller may each continue such communications with each of their respective employees, customers, suppliers, franchises, lenders, lessors, shareholders, and other particular groups as may be legally required or necessary or appropriate and not inconsistent with the best interests of the other party or the prompt consummation of the transactions contemplated by this Letter and (iii) as required by law.

F. Confidentiality. Buyer agrees that (except as may be required by law) it will not disclose or use, and it will cause its managers, members, officers, directors, employees, representatives, agents, and advisors not to disclose or use, any Confidential Information (as hereinafter defined) with respect to Seller, furnished or to be furnished by Seller to Buyer in connection herewith at any time or in any manner and will not use such information other than in connection with its evaluation of the Acquisition. For the purposes of this paragraph (F), "Confidential Information" means any non-public information identified as confidential in writing to Buyer by Seller. If the Acquisition is not consummated, Buyer will promptly return all documents, contracts, records, or properties to Seller. The provisions of this paragraph (F) shall survive the termination of this Letter.

G. Termination. Except with respect to the provisions of paragraph (F), either party hereto may terminate this Letter, and thereafter this Letter shall have no force and effect and the parties shall have no further obligations hereunder, if the Purchase Agreement is not mutually agreed to by April 22, 2008, and if such terminating party is not in breach of any of the binding provisions hereof.

Sincerely,

GAP Broadcasting II, LLC

Samuel "Skip" Weller
President

Acknowledged and agreed to:

Tri-State Media Corporation

E. Morgan Skinner, Jr.
President

Date: 3-19-08

GAPWEST BROADCASTING

April 21, 2008

Mr. Morgan Skinner
President
Tri-State Media Corporation
P O Box 1450
St. George, UT 84771

RE: Letter of Intent for Asset Purchase - EXTENSION

Dear Morgan:

GAP Broadcasting II, LLC has signed the following extension of the Letter of Intent between GAP Broadcasting II, LLC and Tri-State Media Group with respect to the purchase of KITT(FM), Soda Springs, Idaho. Please sign and return via fax to 303-22-4794.

G. Termination. Except with respect to the provisions of paragraph (F), either party hereto may terminate this Letter, and thereafter this Letter shall have no force and effect and the parties shall have no further obligations hereunder if the Purchase Agreement is not mutually agreed to before April 28, 2008, 5pm MST and if such terminating party is not in breach of any of the binding provisions hereof.

Sincerely,

GAP Broadcasting II, LLC

Samuel "Skip" Weller
President

Acknowledged and agreed to:

Tri-State Media Corporation

E. Morgan Skinner, Jr.
President

Date: 4-21-08

Orchard Point • 8480 East Orchard Road • Suite 1300 • Greenwood Village, Colorado 8011 • Ph: 303-773-WEST (9378) • Fax: 303-221-4794